Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores to Present at the Bank of America Merrill Lynch 2014 Consumer & Retail Conference and the UBS Global Consumer Conference

HOUSTON, TX, March 4, 2014 - Stage Stores, Inc. (NYSE: SSI) announced today that Michael Glazer, President and CEO, and Oded Shein, CFO, will make a presentation at the Bank of America Merrill Lynch 2014 Consumer & Retail Conference on Tuesday, March 11, 2014, at 2:05 p.m. Eastern Time. The conference is being held at The New York Palace Hotel in New York, NY.

The Company also announced today that Mr. Glazer and Mr. Shein will make a presentation at the UBS Global Consumer Conference on Wednesday, March 12, 2014, at 1:30 p.m. Eastern Time. The conference is being held at the Four Seasons Hotel in Boston, MA.

A live webcast of each presentation will be available on the appropriate day. To access each webcast, log on to the Company's website at www.stagestoresinc.com and then click on Investor Relations, then Webcasts and then the webcast link. A replay of each presentation will be available online for approximately 30 days.

The PowerPoint presentation that management will be using at each conference will be available for viewing in the Investor Relations section of the Company’s website.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 883 stores in 40 states. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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